Exhibit 10.23

This is a SUPPLEMENT to the AGREEMENT dated July 5th , 2001 between Autoliv Inc. (“the Company”) and Mr Halvar Jonzon, (“the Appointee”).

WHEREBY IT IS AGREED as follows:

The parties hereby agree to terminate Appointee’s employment with the Company on March 31, 2011.

All terms and conditions of the Agreement dated July 5th, 2001 shall continue as before subject to the following:

•	The annual profit-related bonus for 2011 will be calculated pro rata temporis per March 31, 2011.

•

The Appointee will be entitled to participate in the Autoliv, Inc. 1997 Stock Incentive Plan , as amended, with a possible grant decided by the Company’s Compensation Committee of the Board of Directors in December 2010. All grants and plans are subject to shareholder approval.

•	The Appointee will continue his eligibility for pension benefits as stated in the enclosed Supplement.

This Supplement been signed by both parties and a copy of this Supplement has been provided to all parties concerned. This Supplement supersedes all the terms and conditions as stated in the Agreement dated on July 5th, 2001 and all its other Supplements or/and Attachments.

Stockholm, November 12, 2010

The Company	The Appointee
Autoliv Inc.

/s/ Mats Adamson	/s/ Halvar Jonzon
Mats Adamson	Halvar Jonzon
Group Vice President
Human Resources

Attachment to Termination Agreement, PENSION AGREEMENT

Autoliv AB, 556036-1981, hereafter called The Company, and Halvar Jonzon, agree as follows.

Background information

Retirement benefits before the age of 65

In a supplementary agreement dated 20 December 2002 attached to the Employment Agreement the parties agreed on certain retirement benefits, see annex 1. The Company has secured these retirement benefits by taking out a company-owned endowment insurance, no. S429581-7147-14, with the insurance company

Livforsdkringsaktiebolaget Skandia.

Retirement benefits from the age of 65

Halvar Jonzon is covered by the ITP—plan (ITP: industrins tillaggspension - supplementary pensions for salaried employees). In addition the parties have made a pension agreement with respect to sickness pension for salary segments above 20 income base amounts and also with respect to old-age and survivors’ pension benefits for salary segments above 30 income base amounts, see annex 2.

Retirement age

The parties agree that Halvar Jonzon’s retirement age will be 60 years and 4 months (60,04 years, 1 April 2011). Having now agreed upon this retirement age the parties agree further as follows.

Retirement benefits before the age of 65

The supplementary agreement dated 20 December 2002 (annex 1) will be in force unamended up to and including 30 November 2010. This means that the Company must pay premiums up to and including that date for the aforementioned insurance, no. S429581-7147-14.

From 1 December 2010 the insurance will be amended so that benefits are to be paid when Halvar Jonzon is between 60, 04 and 65 years of age.

From 1 December 2010 the supplementary agreement will also be amended so that Halvar Jonzon is to receive payment of his retirement pension between the ages of 60,04 and 65. Whenever payments are made the pension instalment must be equal to the amount that the Company receives from the insurance. This means that the pension will be based on the entire amount of insurance capital.

The supplementary agreement remains unamended in all other sections that are applicable.

Retirement benefits after the age of 65

The retirement benefits will apply unamended until Halvar Jonzon retires at the age of 60,04. Among other things, this means that the Company must pay premiums in accordance with existing agreements until he reaches that age.

However, when Halvar Jonzon retires at the age of 60,04 the Company must make a final single payment of all premiums for these retirement benefits. The reason for final payment is to enable Halvar Jonzon at the age of 65 to enjoy the same benefits that he would have had if he had remained employed until he was 65 years old.

Stockholm, November 12, 2010

The Company	The Appointee
Autoliv Inc.

/s/ Mats Adamson	/s/ Halvar Jonzon
Mats Adamson	Halvar Jonzon
Group Vice President
Human Resources